EXHIBIT 99.1
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FINANCIAL INDUSTRIES CORPORATION APPOINTS WILLIAM B. PROUTY CEO

AUSTIN, Texas--(MARKET WIRE)--Feb 7, 2007--Financial Industries Corporation (Pink Sheets: FNIN.PK) announced today that its board of directors has engaged two of the principals who successfully brought Conseco through the third largest bankruptcy in U.S. history.

With the appointments of William B. Prouty as chief executive officer and William J. Shea as a consultant to the board of directors, FIC hopes to add momentum to its turnaround efforts. Prouty and Shea are partners with DLB Capital, LLC, a private equity and financial services advisory firm, located in Wilton, CT.

"On behalf of the board of directors, I am pleased and excited to welcome Messrs. Prouty and Shea," said R. Keith Long, FIC chairman. "Their knowledge and experience in the financial services industry and specifically in corporate turnarounds will be real assets for FIC and its shareholders, policyholders and agents."

Becoming and remaining current on the company's financial filings, growing our business and communicating more regularly with the market are important company goals for 2007, Prouty said.

Prouty, who has more than 35 years experience in the insurance and health-care industries, took office on Feb. 1.

Before joining FIC, Prouty was chief operating officer of Bankers Life & Casualty, Conseco's largest subsidiary. He initially served as executive vice president of insurance operations at the Conseco Insurance Group.

Prouty has also served in an executive capacity for a number of other companies. He received his Bachelor of Science degree in corporate finance from Miami University in Oxford, Ohio, and did graduate work in information science at Pace University in New York City.

Shea, who has more than 30 years experience in financial services and troubled company environments, will act as a consultant to FIC's board of directors and its senior management team. He has been involved with bankruptcies, corporate turnarounds, regulatory agreements and mergers and acquisitions.

Michael P. Hydanus, who has acted as interim president and CEO since Nov. 5, 2005, will assume the responsibilities of executive vice president and chief operations officer.

Compensation arrangements are described in the current report on Form 8-K that the company is filing today.


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FIC, through its Investors Life Insurance Company of North America subsidiary, markets and underwrites individual life insurance products. For more information on FIC, go to http://www.ficgroup.com on the Internet.

Statements in this document relating to future developments, disclosures and other statements that are not historical facts are forward-looking statements. Actual results may differ materially from these forward-looking statements as a result of market conditions, the timing and results of FIC's audits, reviews and filings with regulatory bodies, the interest of and actions by third parties engaging in transactions with FIC and other factors contained in FIC's Form 10-K for the year ended Dec. 31, 2005, and other filings with the SEC.


Contact Information:
Financial Industries Corporation
Shannon Coffin
Phone:  512-404-5128
E-mail: ir@ficgroup.com

SOURCE: Financial Industries Corporation